EXHIBIT 5.1

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

200 WEST MADISON STREET, SUITE 3900

CHICAGO, ILLINOIS 60606

Telephone (312) 984-3100

Facsimile (312) 984-3150

December 18, 2009

Quality Distribution, LLC

QD Capital Corporation

4041 Park Oaks Boulevard

Suite 200

Tampa, Florida 33610

Re:	Registration of Securities of Quality Distribution, LLC and QD Capital Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended and supplemented following the date hereof, the “Registration Statement”), of Quality Distribution, LLC, a Delaware corporation (the “Company”), and QD Capital Corporation, a Delaware corporation (“QD Capital,” together with the Company, the “Issuers”), in connection with (i) the Issuers’ proposed offer to exchange (the “Exchange Offer”) up to $134,499,000 principal amount at maturity of the Issuers’ 10% Senior Notes due 2013 that have been registered under the Securities Act of 1933 (the “Exchange 10% Senior Notes”) and up to up to $80,742,000 principal amount at issuance of the Issuers’ 11.75% Senior Subordinated PIK Notes due 2013 that have been registered under the Securities Act of 1933 (the “Exchange 11.75% Senior Subordinated Notes” and together the Exchange 10% Senior Notes, the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 10% Senior Notes due 2013 (the “Existing 10% Senior Notes”) and outstanding 11.75% Senior Subordinated PIK Notes due 2013 (the “Existing 11.75% Senior Subordinated Notes” and together the Existing 10% Senior Notes, the “Existing Notes”), respectively and (ii) guarantees by Quality Distribution, Inc., a Florida corporation and the parent of the Company (“QDI”), and each of the restricted direct and indirect domestic subsidiaries of the Company other than QD Capital of (A) the Exchange 10% Senior Notes (the “10% Senior Note Guarantees”), and (B) the Exchange 11.75% Senior Subordinated Notes (the “11.75% Senior Subordinated Note Guarantees”).

We have acted as counsel to the Issuers, each of the parties listed on Schedule I hereto (the “Delaware Guarantors” and each a “Delaware Guarantor”), Quality Carriers, Inc., an Illinois corporation (the “Illinois Guarantor”), and each of the parties listed on Schedule II hereto (the “Other Guarantors,” and together with the Delaware Guarantors and the Illinois Guarantor, the “Guarantors”), in connection with the above.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture under which the Exchange 10% Senior Notes will be issued, dated as of October 15, 2009 (the “10% Senior Note Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as Trustee (including the 10% Senior Note Guarantees contained therein), (iii) the Indenture under

Quality Distribution, LLC

QD Capital Corporation

December 18, 2009

which the Exchange 11.75% Senior Subordinated Notes will be issued, dated as of October 15, 2009 (the “11.75% Senior Subordinated Note Indenture” and together with the 10% Senior Note Indenture, the “Indentures”), among the Issuers, the Guarantors and BONY, as Trustee (including the 11.75% Senior Subordinated Note Guarantees contained therein), (iv) the certificates of incorporation, certificates of formation, operating agreements, bylaws or other organization documents of the Issuers, the Delaware Guarantors and the Illinois Guarantor and (v) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed.

Based upon the foregoing, and in reliance thereon, and subject in all respects to the assumptions, exceptions, qualifications and limitations herein set forth, we are of the opinion that:

1. When the Exchange 10% Senior Notes have been duly executed, authenticated and delivered by or on behalf of the Issuers in accordance with the 10% Senior Note Indenture in exchange for the Existing 10% Senior Notes in accordance with the 10% Senior Note Indenture and the Exchange Offer, such Exchange 10% Senior Notes will be legally valid and binding obligations of each of the Company and QD Capital, enforceable against each of the Company and QD Capital in accordance with their terms.

2. When the Exchange 11.75% Senior Subordinated Notes have been duly executed, authenticated and delivered by or on behalf of the Issuers in accordance with the 11.75% Senior Subordinated Note Indenture in exchange for the Existing 11.75% Senior Subordinated Notes in accordance with the 11.75% Senior Subordinated Note Indenture and the Exchange Offer, such Exchange 11.75% Senior Subordinated Notes will be legally valid and binding obligations of each of the Company and QD Capital, enforceable against each of the Company and QD Capital in accordance with their terms.

3. When the notations of guarantee (in the form attached as Exhibit D to the 10% Senior Note Indenture) with respect to the Exchange 10% Senior Notes have been duly executed by each of the Guarantors and the Exchange 10% Senior Notes on which 10% Senior Note Guarantees have been notated have been duly executed, authenticated and delivered by or on behalf of the Issuers in accordance with the 10% Senior Note Indenture and the Exchange Offer, the 10% Senior Note Guarantees of the Guarantors will be the legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

4. When the notations of guarantee (in the form attached as Exhibit D to the 11.75% Senior Subordinated Note Indenture) with respect to the Exchange 11.75% Senior Subordinated Notes have been duly executed by each of the Guarantors and the Exchange 11.75% Senior Subordinated Notes on which 11.75% Senior Subordinated Note Guarantees have been notated have been duly executed, authenticated and delivered by or on behalf of the Issuers in accordance with the 11.75% Senior Subordinated Note Indenture and the Exchange Offer, the 11.75% Senior Subordinated Note Guarantees of the Guarantors will be the legally valid and

Quality Distribution, LLC

QD Capital Corporation

December 18, 2009

binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, and (j) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures and the Exchange Notes have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Delaware Guarantors and the Illinois Guarantor, (b) that the Indentures and the Exchange Notes constitute legally valid and binding obligations of the parties thereto other than the Issuers and the Delaware Guarantors and the Illinois Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Indentures and the Exchange Notes as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities. We have also assumed that the Registration Statement will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

We have relied solely upon the opinions of (a) Shumaker Loop and Kendrick LLP, insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Florida, (b) Stone Pigman Walther Wittmann L.L.C., insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Louisiana, (c) Morgan, Lewis & Bockius LLP, insofar as the opinions expressed herein relate to

Quality Distribution, LLC

QD Capital Corporation

December 18, 2009

or are dependent upon matters governed by the laws of the Commonwealth of Pennsylvania and (d) Shumway Van & Hansen, Chtd., insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Nevada, in each case, dated the date hereof, a copy of each of which is being filed on the date hereof as an exhibit to the Registration Statement.

The law governed by this opinion is limited to the federal law of the United States of America and the law of the States of New York and Illinois, the Delaware Limited Company Act and the Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

This opinion letter is limited to matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. The opinions expressed herein are as of the date hereof, and we make no undertaking to supplement such opinions as facts and circumstances come to our attention or changes in the law occur that could affect such opinions.

Very truly yours,

/s/ BARACK FERRAZZANO KIRSCHBAUM &

    NAGELBERG LLP

SCHEDULE I

DELAWARE GUARANTORS

American Transinsurance Group, Inc.

Enviropower, Inc.

Fleet Transport Company, Inc.

Power Purchasing, Inc.

Quala Systems, Inc.

Transplastics, Inc.

SCHEDULE II

OTHER GUARANTORS

Boasso America Corporation

Chemical Leaman Corporation

Mexico Investments, Inc.

MTL of Nevada

Quality Distribution, Inc.

QD Risk Services, Inc.